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Important Information

The following communication relates to the proposed acquisition (the “Merger”) of Dakota Holdings, Inc., a Delaware corporation (“Diamond”) by Hilton Grand Vacations, a Delaware corporation (“HGV”), pursuant to the Agreement and Plan of Merger, dated as of March 10, 2021, by and among HGV, Hilton Grand Vacations Borrower LLC, a Delaware limited liability company and a wholly-owned subsidiary of HGV, Diamond and stockholders of Diamond (the “Merger Agreement”). On April 29, 2021, HGV held a conference call to discuss its results for the first quarter of 2021. A transcript of such call is set forth below and filed herewith pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Forward Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. Forward-looking statements convey management’s expectations as to HGV’s future, and are based on management’s beliefs, expectations, assumptions and such plans, estimates, projections and other information available to management at the time HGV makes such statements. Forward-looking statements include all statements that are not historical facts, including those related to the proposed Merger and HGV’s revenues, earnings, cash flow and operations, and may be identified by terminology such as the words “outlook,” “believe,” “expect,” “potential,” “goal,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” predicts,” “intends,” “plans,” “estimates,” “anticipates” “future,” “guidance,” “target,” or the negative version of these words or other comparable words.

HGV cautions you that forward-looking statements involve known and unknown risks, uncertainties and other factors, including those that are beyond HGV’s control, that may cause its actual results, performance or achievements to be materially different from the future results. Factors that could cause HGV’s actual results to differ materially from those contemplated by its forward-looking statements include: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the proposed Merger due to the failure to obtain stockholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from HGV’s ongoing business operations due to the transaction; the effect of the announcement of the proposed Merger on HGV’s relationships, operating results and business generally; the risk that the proposed Merger will not be consummated in a timely manner; exceeding the expected costs of the Merger; the material impact of the COVID-19 pandemic on HGV’s business, operating results, and financial condition; the extent and duration of the impact of the COVID-19 pandemic on global economic conditions; HGV’s ability to meet its liquidity needs; risks related to HGV’s indebtedness; inherent business risks, market trends and competition within the timeshare and hospitality industries; HGV’s ability to successfully source inventory and market, sell and finance VOIs; default rates on HGV’s financing receivables; the reputation of and HGV’s ability to access Hilton brands and programs, including the risk of a breach or termination of HGV’s license agreement with Hilton; compliance with and changes to United States and global laws and regulations, including those related to anti-corruption and privacy; risks related to HGV’s acquisitions, joint ventures, and other partnerships; HGV’s dependence on third-party development activities to secure just-in-time inventory; the performance of our information technology systems and HGV’s ability to maintain data security; regulatory proceedings or litigation; adequacy of HGV’s workforce to meet its business and operation needs; HGV’s ability to attract and retain key executives and employees with skills and capacity to meet its needs; and natural disasters or adverse geo-political conditions. Any one or more of the foregoing factors could adversely impact HGV’s operations, revenue, operating margins, financial condition and/or credit rating.

For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HGV’s most recent Annual Report on Form 10-K filed with the SEC on March 1, 2021 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and filed with the SEC on April 29, 2021, which may be updated from time to time in HGV’s annual reports, quarterly reports, current reports and other filings HGV makes with the SEC.

HGV’s forward-looking statements speak only as of the date of this communication or as of the date they are made. HGV disclaims any intent or obligation to update any “forward looking statement” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Additional Information about the Proposed Transaction and Where to Find It

This communication may be deemed solicitation material in respect of the proposed Merger. In connection with the proposed Merger transaction, HGV has filed with the SEC a preliminary proxy statement and other documents regarding the proposed Merger, and plans to file with the SEC a definitive proxy statement as well as other documents regarding the proposed Merger. This communication does not constitute a solicitation of any vote or approval. Stockholders are urged to read the preliminary proxy statement, the definitive proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed Merger or incorporated by reference in the proxy statement because they will contain important information about the proposed Merger.

Investors may obtain free of charge the preliminary proxy statement, definitive proxy statement when it becomes available, and other documents filed with the SEC at the SEC’s website at https://www.sec.gov. In addition, the proxy statement and HGV’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnish pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through HGV’s website at https://investors.hgv.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of HGV may be deemed “participants” in the solicitation of proxies from stockholders of HGV in favor of the proposed Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of HGV in connection with the proposed Merger can be found in the preliminary proxy statement and the other relevant documents that will be filed with the SEC. You can find information about HGV’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in its definitive proxy statement for the 2021 annual meeting of stockholders filed with the SEC on Schedule 14A on March 26, 2021.

Hilton Grand Vacations Inc.

First Quarter 2021 Earnings Call

Thursday, April 29, 2021, 11:00 A.M. Eastern

CORPORATE PARTICIPANTS

Mark Melnyk – Vice President of Investor Relations

Mark Wang – President and Chief Executive Officer

Daniel Mathewes – Executive Vice President and Chief Financial Officer

PRESENTATION

Operator

Good morning, and welcome to the Hilton Grand Vacations First Quarter 2021 Earnings Conference Call.

A telephone relay will be available for seven days following the call. The dial in number is (844) 512-2921, and enter pin 13714033.

I would now like to turn the call over to Mark Melnyk, Vice President of Investor Relations. Please go ahead, sir.

Mark Melnyk

Thank you, Operator.

Welcome to the Hilton Grand Vacations First Quarter 2021 Earnings Call.

Before we get started, please note that we prepared slides that are available to download from a link on our webcast and also on the main page of our website at investors.hgv.com. We may refer to these slides during the course of our call or question-and-answer session.

As a reminder, our discussion this morning will include forward-looking statements. Actual results could differ materially from those indicated by these forward-looking statements, and these statements are effective only as of today. We undertake no obligation to publicly update or revise these statements. For a discussion of some of the factors that could cause actual results to differ, please see the Risk Factors section of our 10-Q, which we expect to file after the conclusion of this call, and in any other applicable SEC filings.

We’ll also be referring to certain non-GAAP financial measures. You can find definitions and components of such non-GAAP numbers as well as reconciliations of non-GAAP and GAAP financial measures discussed today in our earnings press release and on our website at investors.hgv.com.

As a reminder, our reported results for both periods in 2021 and 2020 reflect accounting rules under ASC 606, which we adopted in 2018. Under ASC 606, we’re required to defer certain revenues and expenses related to sales made in the period when a project is under construction and then hold off on recognizing those revenues and expenses until the period when construction is completed.

To help you make more meaningful period-to-period comparisons, you can find details of our current and historical deferrals and recognitions in table T1 of our earnings release. For ease of comparability and to simplify our discussion today, our comments on Adjusted EBITDA and our real estate results will refer to results excluding the net impact of construction-related deferrals and recognitions for all reporting periods.

Finally, unless otherwise noted, results today refer to first quarter 2021, and all comparisons are accordingly against first quarter of 2020.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

In a moment, Mark Wang, our President and Chief Executive Officer, will report highlights from the quarter in addition to an update of our current operations and Company strategy. After Mark’s comments, our Chief Financial Officer, Dan Mathewes, will go through the financial details for the quarter. Mark and Dan will then make themselves available for your questions.

With that, let me turn the call over to our President and CEO, Mark Wang.

Mark?

Mark Wang

Good morning, everyone.

I’m happy to share with you our first quarter results, which showed sequential improvements for the third straight quarter. We’ve seen a lot of progress over the past few months on vaccine rollouts, which has brought a steady recovery of domestic leisure travel trends, including in some of our largest markets. We saw sequential improvements in our key operating metrics each month of this quarter, leading into a strong March, and that trend continues into this month.

This positive trend leaves us optimistic about our core business, and even more excited about what the future holds regarding our recently announced transaction with Diamond Resorts, which I’ll touch on more in a moment.

Let me first get into some of our results for the quarter. In open markets, our total contract sales for the quarter were up 6% sequentially to $138 million. We saw a strong pace of improvement through the quarter with system-wide occupancy of nearly 70% for the month of March and a tour flow pace that more than doubled over the course of the quarter. Our reservation activity showed strong improvement, with net bookings per day in the first quarter more than doubling from what we saw in Q4 and to nearly the same pace we had in 2019.

VPGs in our open markets remained strong and helped us to capitalize on improved tour flow. Close rates were again the driver here at just over 20%. I think that’s a testament not only to see increased demand for travel and our high-quality HGV products, but also to the process and execution improvements that our teams have made over the past year.

The high flow-through of our VPG strength, coupled with our cost savings program, enabled us to drive significant margin expansion for the quarter to a level on par with those in the first quarter of 2019. As we move through the year, we’ll face some difficult VPG growth comparisons, but our process improvements should allow us to sustain VPG levels this year above where we were in 2019.

Turning to our markets. As you can see in the slides, our regional markets rebounded strongly with contract sales for the quarter nearly 15% higher than 2019’s levels. Our largest markets, Orlando and Las Vegas, have continued to make steady progress.

Orlando grew 16% sequentially on a surge in bookings in activity and solid execution. In Las Vegas, despite the market’s 50% capacity restrictions, our properties recovered to nearly 40% of their 2019 contract sales levels for the quarter, with a strong acceleration in March. With the recent announcement that the city of Las Vegas will lift capacity restrictions on June 1, we’re optimistic that we’ll see further improvements in trends.

In Japan, our first quarter contract sales came in at 70% of 2019’s levels. As we discussed last quarter, our tour flow in Japan has been impacted by a recent series of lockdowns and extensions of travel restrictions. Our teams did a great job of adapting to the environment. They focus on driving targeted tours through our network of local sales centers which, coupled with the strong reception of our recently launched project in Okinawa, produced strong VPGs with exceptional close rates.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

We believe that the restrictive environment is likely to remain in place through the Olympics this coming summer. But having a new local resort option in Okinawa should allow us to maintain our sales momentum.

Turning to Hawaii. We’ve continued to ramp after reopening our properties at the end of the year like. Waikoloa saw improvements in each month of the quarter and March recovered to more than 50% of 2019 sales levels with 70% occupancy rates on a strong improvement in domestic traffic. Oahu sales have ramped more slowly due to the travel restrictions I just mentioned, along with reduced air capacity limiting the arrivals of Japanese visitors to the islands.

We’ve been working to fill some of that business with U.S. guests. As those restrictions are lifted and airlift returns, we expect to see improvements in occupancy and tour flow. Finally, we’ve been pleased with the traction that we’ve had in presales for our upcoming Maui project and expect to open that property and sales center for occupancy later this year.

To summarize, our drive-to markets with no restrictions are showing great momentum and are back above peak sales levels. We’re very encouraged in our largest markets, which are making steady progress and are set to benefit from further loosening of capacity restrictions. Hawaii is expected to continue ramping and shows sequential improvement with increased domestic travel, but we won’t fully recover in that market until Japanese visitations resume, and we expect we’ll have our urban resorts in New York and Chicago back in full operation in the second half of this year.

Turning to our customer segmentation. We’re really pleased with the behavior we’re seeing out of both our owners and new buyers. From a recovery standpoint, owners are coming back more quickly, tour flow levels have jumped higher each quarter since reopening, and we’ve continued to close nearly one out of every three owners who tour with us, driving strong contract sales.

New buyers are returning at a slower pace, but there’s been some very positive signs in the quarter. Our new buyer close rates improved again from the fourth quarter to the highest level we’ve seen since the global financial crisis. We also saw another strong quarter of marketing package sales conversion rates, and we’ve seen improved activation of those packages as well. We’re up over 60% since the start of the year, indicating that more people are committing to travel in the near term. Those activations drove the mix of book packages to approach historical levels this quarter, which is a substantial improvement from the trends we’ve seen since the beginning of COVID.

Our resort and club business also improved in the quarter as incremental activity drove growth in our revenue per member for the first time since the end of 2019. The cost controls helped to drive growth in segment profits on a year-over-year basis with strong margin expansion.

Looking ahead, we expect that our owner arrivals will reach 2019 levels in the second half of the year, supporting further improvements in activity levels, revenue, and segment profit. Our NOG reflects four quarters of COVID-impacted results. Since our member base has grown each quarter since the initial fall off in Q2 of 2020, we expect to return to positive NOG in the quarters ahead as we lap that fall off. Finally, in our rental and ancillary business, increased leisure activities drove strong sequential improvement in revenue and a return to positive segmented profitability.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

As we look further out, we remain optimistic about our rental trends, with our rentals on the books in the back half of the year at nearly 150% of what we saw at the same point in the year during 2019.

Overall, trends are moving in the right direction. We expect to continue seeing favorable buyer behavior, and vaccine rollouts should drive further improvements in our forward-booking activity. We expect this will drive improvements in our tour flow and support higher close rates, driving our contract sales.

As Japan restrictions ease, we believe that Oahu will recover and set us up for a strong second half of the year. Most of all, the positive trends that we’re seeing make us very optimistic about our combination with Diamond Resorts.

With respect to the timing of the proposed transaction with Diamond, things are proceeding as planned. We’ve filed our initial antitrust regulatory submission in the U.S. and internationally, as well as our preliminary proxy a few weeks ago. We’re currently in the process of arranging our permanent financing for the transaction, and we expect to complete that process along with our regulatory requirements and Shareholder vote in time for a targeted closing this summer.

In the weeks since our announcement, I’ve had the opportunity to speak with many of our owners, shareholders, and team members, and have been struck by the level of enthusiasm around the transaction. I can tell you that we share that same level of enthusiasm. This transformational combination will bring us significant scale and product diversity, with a complementary footprint that strengthens our regional presence and enables us to drive meaningful revenue and cost synergies, ensuring that we’re well positioned to be the leader in the timeshare industry for years to come.

We look forward to welcoming Diamond owners and team members to the HGV family and introducing our brand, culture, processes, and level of service to the entire Diamond organization. While I can’t say much about the results, I can say they continued to demonstrate very strong recovery trends. We think that the timing of this transaction, coupled with the recovery path that we’re both seeing, should leave HGV very well positioned going forward to capitalize on the return of travel.

To conclude, we’re encouraged about the trends we’re seeing and have a lot of momentum exiting the quarter. The U.S. has made steady progress with the vaccination, and many jurisdictions have solidified their plans to transition to a full reopening if they haven’t done so already.

While we aren’t completely out of the woods yet, we feel confident that as we move through the year, things will continue to improve and set us up for a strong exit to this year. At the same time, we’re making progress toward closing the Diamond acquisition. And our teams have been working diligently to prepare to hit the ground running once we close the transaction and begin the integration process in earnest. So, it’s been an extremely busy time for us here. But it’s also been an extremely exciting time, and I look forward to what’s to come.

Before I turn it over to Dan, I’d like to give a special thanks to all of our corporate and operational teams who’ve been sprinting flat out for the past several months on executing the Diamond transaction while simultaneously navigating this difficult environment.

With that, Dan will walk you through our financial details.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

Dan?

Daniel Mathewes

Thank you, Mark, and good morning, everyone.

As Melnyk mentioned in his introduction to our call, our results for the quarter included $32 million in sales deferrals impacting reported revenue and net deferrals of $18 million impacting both Adjusted EBITDA and net income. All references to consolidated net income, Adjusted EBITDA, and real estate segment results on this call for current and prior periods will exclude the impact of deferrals and recognitions.

The complete accounting of our historical deferral and recognition activity can be found in Excel format on the financial reporting section of our Investor Relations website.

Let’s review the results for the quarter. Total first quarter revenue was $267 million, up 15% sequentially from the fourth quarter. We saw sequential improvements in our real estate, club and resort management, and rental and ancillary segment revenues, partially offset by lower financing revenue due to a smaller receivables portfolio balance.

Q1 reported Adjusted EBITDA was $60 million, reflecting sequential top line improvement and a material improvement in EBITDA margins from our cost saving efforts. As we noted in our press release, however, there was also a $4 million COVID benefit in the quarter related to employee retention credits granted under government assistance programs in the U.S. and Japan that were included in Adjusted EBITDA. Removing this benefit would put our comparable Adjusted EBITDA for the quarter at $56 million.

Net income for the quarter was $11 million.

Within real estate, Q1 contract sales were $139 million, or 57% of the prior year.

Tour flow was 42% of the prior year.

VPG was up 33% year-over-year and improved sequentially by 8%. Close rate drove the VPG improvement and was very consistent with Q4. Our expectations remain that VPG will decelerate over the coming quarters as our owner mix normalizes, particularly as we lap very difficult comparisons from the strong VPGs produced in 2020.

Owners continue to show signs of faster recovery than new buyers, and our mix of contract sales to owners remained similar to the fourth quarter at roughly two-thirds of the total.

Our fee-for-service mix for the quarter was 40%.

On the consumer lending side, our provision for bad debt was $16 million, and our overall allowance on the balance sheet was $270 million, or 18% of the gross financing receivables.

Real estate SMG&A was $63 million for the quarter and the real estate segment profit was $21 million.

In our financing business, first quarter segment profit was $24 million, with margins of 65% versus a profit of $31 million and margins of 71% last year.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

Profit was lower based on declining receivable balance versus last year, limiting portfolio income. Our gross receivables balance was $1.1 billion.

Our average cash down-payment year-to-date is 9.3%, and our portfolio average interest rate increased to 12.6% from 12.5% last year.

Over the past three months, we have seen continued sequential improvement in our delinquency rate to 2.7% of our receivables portfolio versus 3.0% at the end of 2020 and is only slightly ahead of the 2.5% at the end of 2019. Our annualized default rate was 6.6% versus 6.3% at the end of 2020. We still believe we are adequately reserved at this time, and we will continue to monitor our portfolio trends closely.

Turning to our resort and club business. Our member count was up sequentially again to nearly 328,000 members. Although NOG was down 10 basis points, as we annualized four full quarters of COVID-impacted trends.

Revenue of $45 million was up 2% from the prior year, as we saw improvement in our revenue per member during the quarter. Segment profit was $37 million with margins of 82% versus profit of $32 million and margins of 73% last year. Rental and ancillary revenues were $32 million, up 60% from Q4 due to an improvement in travel activity, including a sharp uptick in March trends that have continued into April.

Looking ahead, as Mark mentioned, our current on the book arrivals for the remainder of the year are nearly 50% above what we saw at the same point in 2019. We’ve also seen a strong uptick in the pace of booking activity, with our first quarter daily bookings more than doubling from the rate we saw in the fourth quarter.

Rental and ancillary expenses were $31 million in the quarter, and our expense controls allowed us to return to positive segment income during the quarter despite the increase in expenses related to unsold intervals. These developer maintenance fees will remain elevated in the near-term from a combination of recently and soon-to-open projects, and will weigh on our margins, but we believe will be solidly profitable for the year.

Bridging the gap between segment Adjusted-EBITDA and total Adjusted EBITDA, corporate G&A was $16 million, down $3 million, or 16% versus the prior year. License fees were $14 million, and JV income was $3 million. Our adjusted free cash flow in the quarter was a positive $3 million, which included inventory spending of $23 million.

As of March 31, our liquidity position consisted of $400 million of unrestricted cash, $139 million of availability under our revolving credit facility and $450 million of capacity on our warehouse. We currently have $118 million in timeshare receivables available for collateralization.

On the debt front, we had corporate debt of $1.2 billion and non-recourse debt of $698 million.

Turning to our credit metrics. At the end of Q1, our first lien net leverage for covenant compliant purposes stood at 2.75 times. Our interest coverage ratio for covenant compliant purposes at the end of the quarter was 3.58 times.

We will now turn the call over to the Operator and look forward to your questions.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

Operator?

QUESTIONS AND ANSWERS

Operator

Thank you. Our first question comes from the line of David Katz with Jefferies. Please proceed with your question.

David Katz

Hi. Good morning, everyone, and thanks for taking my questions.

Number one, congrats on the quarter. I wanted to just look at all of the positive data points that you’ve discussed, and frankly we’ve been hearing broadly. I’d like your help in just making sure, as we model the back half of the year or the remainder of the year, that we don’t get too carried away. Just help us balance the puts and takes around tour flow and VPG, etc., and be thoughtful and circumspect and not model you too high, frankly, because I think it’s easy to see how positive all of this really stacks up.

Mark Wang

Yes, David. This is Mark. And good morning.

Yes. So first, I think you’ve heard from our prepared remarks, we’re really pleased with the quarter that really, for the first time in a long time, you’re—we can sit here and tell you that we’re seeing a material recovery forming. But that being said, we do have some high comparisons on the VPG side, and we’re going to be ramping up our new buyers.

But I think the inflection point for us really happened and coincided with the vaccine rollout and happened in February, forward-looking bookings are very, very strong and low cancellations. So, all of this is making us feel like this is much more permanent. We’ve touched on the domestic travel focus of our business, and that’s going to bode well for us.

We do have some reliance on international inbound from Japan. That being said, the back half of the year looks good from a booking standpoint, but we’re still not certain when the Government of Japan is going to relax their quarantine requirements on coming back. So clearly, we’re going to have to watch that. But recent trends in our largest market in Las Vegas and Orlando have been very, very solid. In particular, Vegas, it’s like somebody turned the light switch on and suddenly Vegas was booming again.

We’re pleased with that. Our drive-to-markets have already fully recovered. We do have some risk in Hawaii in the back half of the year. We’re going to be ramping new buyers. We saw a big surge in activations from our pipeline: it went up 60% from Q4 to the end of Q1. New buyers are starting to come back, which is really good for us. But that will carry lower VPGs and higher cost as we bring them back into the system, but important for the long-term health of our business. And then we’ve got the urban markets where we have about a 10% exposure with New York and Chicago. While we expect those to open the back half of the year, again, they will be a laggard for us.

All in all, I think very optimistic about what’s happening. We need a few more light switches to go on.

I don’t know, Dan, if you have anything else you want to cover on that.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

Daniel Mathewes

Yes. I think so. David, thanks for the question.

As Mark alluded to, definitely a very volatile environment. Things ebb and flow pretty rapidly. As Mark mentioned, we did have quite a ramp in March. When I look at the balance of the year, what I would take into consideration is in Q1, we had some things really working our way. Clearly, cost control has been a discipline we’ve implemented forever and excessively, I would say, since COVID impacted us.

You saw that in Q1. We diligently decide when to bring labor back. So, labor in Q1 was depressed. We’re starting to bring more people back. We did get a benefit on the margin side from that. Mark already alluded to the VPG benefit, which provides really solid flow through. But as we bring the new buyers back, get packages dated in the back half of the year, what we do expect is that VPG to scale down, materially down from where they are now, because we view those levels to be elevated.

From a margin perspective, I would not play the balance of the year as an expansion, it’s probably more in line with where it is today. We also had some benefit on the flow-through side from onetime items, such as we highlighted it in our prepared remarks, benefit from the CARES Act, both in the U.S. and there’s a similar benefit in Japan.

For real estate, it was about $3 million; all in, it was about $4 million. Then we also had favorable cost of products just based on the mix that we are selling. That mix is most likely going to shift back to a more normalized mix, so your cost of product will be closer to 27% rather than the 20% that we were able to print this quarter.

All in, when we look at 2021 from a cadence perspective, we would look at from a bottom line perspective, we would expect Q2 to be modestly better than Q1 because the trend that we saw in March has continued in April. So, that’s good. We believe we’ll have a modestly better Q2, then you’ll start to ramp in Q3 and sharper in Q4.

By the end of Q4, we would not quite be back. We don’t anticipate being back to 2019 levels, but about to hit that run rate. When we think about how things are playing out, there’s a lot of positives, but it’s still very much back-end loaded. We’re looking at 2021 being a true recovery path year, and 2022 is where we really start hitting the ground and getting back to those 2019 levels. Hopefully that’s helpful.

David Katz

That is supremely helpful. Thanks very much.

Operator

Thank you. Our next question comes from the line of Stephen Grambling with Goldman Sachs. Please proceed with your question.

Stephen Grambling

Hi, good morning.

I guess one follow-up on those comments. Is there any rule of thumb to think about for how a point of conversion may correspond to basis points of margin improvement or impact to EBITDA?

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

Mark Wang

Yes. No, that’s a good question. I don’t know that—I’m not sure that we could probably articulate that right now. I can tell you, I mean, if you look at our VPG and our close rate, our VPG was up $1,000 from ‘19 Q1 level. If you think about just the flow-through we got from that, we had around 28,000 tours for the first quarter, and we generated $28 million more in contract sales with the same amount of tours, right. There is considerable flow-through from that, but we’d be happy to follow-up with you and give you a more accurate number on that, Stephen, but just don’t have—unless Dan, you’ve got it.

Daniel Mathewes

No, Stephen, we’ll circle back with you. I mean, the issue here is I don’t want to give you a blanket rule of thumb just given the current environment, because there are a lot of variables going in multiple directions. We talked about the environment being a bit volatile. In our prepared remarks, Mark discussed Japan, right? Restrictions kick in, that has an impact. California is also a great example. In the month of January in California, we had one tour. Then in March, it was 80% of the highest tours that we’ve ever experienced. That kind of volatility will offset the flow-through from a VPG lift, especially as we start to bring labor back at a more normalized level.

Stephen Grambling

That’s helpful. Then, the proxy you filed on the transaction, there was kind of a five-year revenue and EBITDA outlook. You kind of gave some of the assumptions it sounds like in response to David’s questions. I guess, as we look a little bit further out, what else should we be thinking about in those estimates? It looks like, in particular, as we get a little bit further down the line, there could be a pretty big step-up in free cash flow and EBITDA. Is there anything else that we should be thinking through as it relates to the inventory progression longer term? How maybe even that longer-term outlook could be pulled forward, or what might alter the cadence of it?

Mark Wang

Yes. No, great question. The proxy disclosure for ourselves, I assume you’re talking about the HGV stand-alone numbers.

Stephen Grambling

Correct, correct.

Mark Wang

The answer that I responded to David on very consistent rate: 2021 recovery year, 2022 getting back to 2019 levels, then you have more normalized growth in the out years. The big sensitivity to that is obviously how this recovery plays out. I mean, obviously, things are looking very positive right now. I mean, if you look at the rentals that we have on the books for the balance of the year, those are very strong. Packages are coming back.

There’s a lot of positive notes on that front. But that’s a huge sensitivity. The other one is really inventory spend. I think we’ve discussed this before. This year, we have contractual inventory amount of $225 million. All in will be most likely north of today $250 million on inventory spend, the contractual amount gets cut in half next year where they’re closer to $110 million, and then they drop further the years out.

In those proxy materials, the inventory spend assumption is consistent with what we’ve said on previous calls: that on a more normalized rate, we’ll be between $250 million, $300 million, probably closer to $300 million on an average spend; that’s what’s built into those numbers. But that’s clearly a sensitivity, too.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

We’ve talked about Ka Haku on many occasions. But there is an opportunity to potentially pause inventory, assuming the transaction close, Ka Haku being the best example because it’s in Waikiki and Diamond happens to have the Modern, which is also in Waikiki. Do we actually need to build that in the time frame that the proxies suggest? You can see under the combined figures that it moves. But the acquisition gives us an excellent opportunity to reassess inventory spend strategy.

Stephen Grambling

Fair enough. One last one, just on the acquisition. I can’t remember if you mentioned this on the last call about the acquisition itself, but Diamond had a lot of open marketing that they were pursuing historically. You don’t really go through that channel. Any updated thoughts as you get further along the process in terms of how you think about altering the marketing channels? Anything else maybe you’ve learned as you’ve looked under the hood a little bit more here?

Mark Wang

Yes. We’re excited about what we’re seeing in—Diamond is doing some really great work when you think about the performance that they’ve been achieving without a brand. Some of the open marketing that they’re doing, we’re doing ourselves in select markets, right.

There are some select markets where they’re performing very well. I think one of the biggest opportunities for us is our ability, once we put the brand across the legacy Diamond brand and then rebrand under Hilton Vacation Club, we should be able to improve the performance, both from a closing and a VPG standpoint. We think there’s some real opportunity there. We also talked about some of the great work they’re doing with their innovative Events of A Lifetime marketing that should create some really good lift internally for HGV’s business.

All in all, we think combining these two businesses is going to create not only some great synergies, but some great opportunities for revenue growth.

Stephen Grambling

Awesome. Thanks so much.

Operator

Thank you. Our next question comes from the line of Patrick Scholes with Truist Securities. Please proceed with your question.

Charles Scholes

Hi. Good morning, everyone.

Mark Wang

Good morning.

Charles Scholes

When I look at the preliminary proxy statement for the Diamond deal, certainly some large assumed EBITDA growth rates for the stand-alone company for next year and 2023. How should I think about what locations or states or specific projects are really contributing to that outsized growth rate? Thank you.

Stephen Grambling

Yes. That’s an interesting question. I think, Patrick, what you’re probably looking at is we’ve got some ramp in Maui and Cabo, and Diamond happens to be in both of those markets and are doing fairly well in those markets, and they’re much more mature. We’ve just opened there, so there’s some real opportunity to accelerate what we had originally thought we were going to be able to do in those two markets.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

But I think what else that you’re seeing there is just some of the things I just mentioned around just the synergy opportunities and our ability, number one, having a much larger distribution network, which is going to allow us to leverage the Hilton platform better and reach more customers and reach customers that we haven’t been able to reach before with our footprint. On top of that, also by providing, I think, a more reasonable entry-level pricing structure. This should also provide some opportunity for lift across both the customer sets today.

Daniel Mathewes

Patrick, I think the only thing I’d add to that is, when you look at the proxy materials and how they evolve from ‘21 to ‘22, both the HGV stand-alone as well as the HGV adjusted Diamond financial forecast, it’s the same mindset, right? Twenty-twenty-one is a recovery year. Twenty-twenty-two, you get back to your 2019 levels-ish slightly better. Then you have more normalized growth in the out years. What you do see is from a recovery in ‘19 and 2021, we were $305 million versus the $453 million we did in ‘19, so roughly just south of 70%. Diamond, on the other hand, is at $253 million versus their $304 million of 2019 levels, which is closer to 85%.

We do expect them to continue to outperform and recover slightly faster than we do in 2021, and it becomes more normalized as we get into 2022.

Mark Wang

I think that a good part of that is the, I think, the footprint, the regional drive-to: they have a higher percentage of regional drive-to markets.

Charles Scholes

Okay. Thank you. Then just a question on clarification. Mark, in the prepared remarks, you had talked about significant growth in rentals, I believe, for the rest of the year. Is that the same as your net reservations? If not, how are your net reservations tracking for the rest of the year and into 2022 versus 2019 levels? Thank you.

Mark Wang

Yes. Actually, the rental sits within the net reservations, and we are tracking almost on par with what we did in ‘19. I can tell you, our rental teams have done a great job. One of the things that our teams have done is they do a really good job driving yield off of our inventory.

While marketing is still recovering, rentals accelerated because we’ve been able to add more supply into the rental component from a supply standpoint. We continue to benefit from our relationship with Hilton and being able to monetize those rooms off the hilton.com. But that being said, we’re really pleased with the way our marketing packages are picking up right now.

But all in all, our rental activity has been very, very strong. As our owner activities also come back too, the back half of the year has come back to 2019’s levels. We’re seeing this acceleration in our marketing activation. So, very pleased with what we’re seeing going forward.

Daniel Mathewes

Patrick, just to add a little color to that. When you look at those net reservations by month, just to highlight the uptick that we’ve seen, in January, net reservations compared to 2019 levels were actually down. We saw that turn positive in February and even more positive in March. The trends continued through April. It’s mid-single digits type figures, but to see that turn a corner is very encouraging.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

The one thing that we will see from a headwind perspective in our rental business is, as we start to open more properties this year, Maui, Sesoko, etc., there’s going to be an increase in developer maintenance fees, which is going to compress margins where they have been historically in the rental segment, until sales obviously pick up.

Charles Scholes

Okay. Thank you very much for the color.

Operator

Thank you. Our next question comes from the line of Brandt Montour with JPMorgan. Please proceed with your question.

Brandt Montour

Hi, good morning everyone. Thanks for taking my questions.

Hoping to follow-up on Patrick’s first question. On the 2022 stand-alone HGV Adjusted EBITDA number 469 in the proxy. I was just—and Dan, your comments are well understood, sort of the overall absolute profit recovery looking like ‘19. I guess the question is, how much of that is coming from properties that opened in ‘20 and ‘21? Trying to get to the answer or trying to understand, right, how much of the core business is expected to have fully recovered by then?

Daniel Mathewes

Thanks, Brandt.

With regards to the core business and recovery, what I think you’re going to see in 2022, it’s going to take a little bit of time—I’ll start outside of the real estate real quick. It’ll a little bit of time for the portfolio to rebalance itself, so to speak: as you’ve seen since COVID started, our portfolio balance went from a little bit north of $1.3 billion to now it’s right about $1.1 billion. Your financing segment will continue to trail historics in 2022. From a destination perspective, what is doing well, etc., we have historically seen bumps when we open new properties.

We do believe there’s a halo effect with Maui. Sesoko is doing really well now. Cabo is doing well. All those destinations, those properties are actually outpacing our expectations currently.

We believe we’re going to have—that will continue. Then locations such as New York, we think are still going to be in the recovery mode in 2022. We’ve seen a nice recovery in the destination locations, such as Vegas and Orlando, in particular, we saw them start to perform better in Q1 than they have during COVID. But the core business that I think is still in the—not full recovery, still in the recovery mode, it’s going to be those urban markets, most notably New York and, to a lesser degree, Chicago and DC.

I don’t know, Mark, if there’s anything to add to that?

Mark Wang

No, I think you covered that well.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

Brandt Montour

That was exactly what I was looking for. So, my follow-up question is just on Diamond. Mark, I think you referenced or you mentioned the exciting opportunity on the revenue synergy side. Just want to understand how you think about the way that might show up in financials, right, since Diamond’s VPGs were already very strong. I assume revenue synergies—both revenue synergies would have to show up in that number, and you’re going to improve close rates as well as overall VPGs. But I think there’s also maybe some shift away from existing sales toward new owner sales. Just any thoughts on what’s going to go on in the way that’s presented eventually.

Mark Wang

Yes. Look, I think when you think about this opportunity, we’ve stated $125-plus million in cost synergies, but what really, I think, is the key driver for us on this opportunity is going to create tremendous amount of value is going to be the revenue synergies. Again, the biggest opportunity here is the rebranding to Hilton Vacation Club that’s Diamond’s legacy business, and that in itself is going to create a new level of, I would say, trust and credibility. That’s hard to gain when you’re in the non-branded world.

We continue to make really good progress with that branding, working very closely with Hilton on finalizing the standards. Our expectations are we’ll begin converting some of those properties later this year. We’re really prioritizing the conversions around properties that are closest to meeting the standards today, but most importantly, those properties that are driving the majority of the contract sales.

With that, we’re going to be rebranding all the sales centers and redesigning those. Our expectations is that we’re going to be able to start selling the new product as we begin 2022.

Again, the real opportunity comes across improved owner sales, the ability to cross-sell across the two product forms. Additionally, on top of that, we’re working on a new membership concept that’s going to allow us to connect the programs together, which is going to provide access to new markets, new features, it’s going to help us expand the value proposition with new tiering.

So, there’s a lot of things that are going to really allow us to ratchet up our revenue from both an owner and a new buyer standpoint. I know that’s probably a bit of a broad answer for you, but I can’t provide any of the details or components that really make up the build here.

Brandt Montour

Got. Thanks for your thoughts. I appreciate it.

Operator

Thank you. Our next question comes from the line of Ben Chaiken with Credit Suisse. Please proceed with your question.

Benjamin Chaiken

Hi, how is it going? Just two for me on the transaction.

Can you remind us what percent—and I think this is probably following the same line of thinking as you were just discussing, but can you remind us what percentage of the Diamond customers you think fit into an income or FICO score that would make sense to buy existing HGV product, if possible?

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern

Then number two, as you think about maybe the mid-scale or maybe even economy brands at Hilton, do you know what percentage that would represent of the Hilton loyalty based member pipeline that you draw from to feed your new owner growth? I’m asking as it seems clearly relevant into plunging into Diamond. If that didn’t make sense, I can try it a different way, but—thanks.

Mark Wang

Sure. Let me take a shot at this. Then, Dan, if you have any thoughts on follow-up.

From a FICO score standpoint, Diamond, especially over the last 5 years under Apollo’s sponsorship, has really improved their credit underwriting. So, their FICO scores are just a bit below our current FICO scores. The quality of their customers is—it’s a good quality customer, it’s a customer that’s paying. And in fact, I think they’re at $726 million and we sit around $740 million, $750 million. So, not too far off and below where we’re at. From an income standpoint, the income is a bit lower. We tend to trend closer to $150,000 they tend to trend closer to $100,000 on a household income standpoint. All in all, a good customer.

As far as the mid-scale and what the database looks like for Hilton: not at liberty to be able to provide any color on the makeup of their database, because they own it and we have a license that allows us to use it, which we’re very happy with, and we want to make sure we keep that relationship strong.

But I think if you look at it this way, Ben, you just kind of look at how Hilton has grown over the last decade. You look at their portfolio expansion, it really has been in the select service space, right.

It ranges all the way from mid-scale to upscale. You can only imagine that as their base of Honors members has grown and they’ve attracted new customers to these new brands, that our sense is that the percentages of customers that are moving into their loyalty base probably mirrors a lot of what their new brands have grown too.

Hopefully, that’s helpful.

Benjamin Chaiken

Yes. Thank you very much.

Operator

Thank you. We have reached the end of our question-and-answer session. I’d like to turn the call back over to Mr. Wang for any closing remarks.

Mark Wang

Well, thanks, everyone, for joining us this morning.

And thanks again to all of our team members for their hard work and dedication to providing to our guests and providing a safe and memorable experiences when traveling with us.

We look forward to speaking with you over the coming weeks and updating you on our next call. Have a great day.

Operator

Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation, and have a wonderful day.

Hilton Grand Vacations Inc.

Thursday, April 29, 2021 11:00 A.M. Eastern